Exhibit (g)
INVESTMENT MANAGEMENT AGREEMENT

Dated as of July 15, 2024
This Investment Management Agreement (this “Agreement”) is made and entered into as of the date set forth above by and between Pershing Square USA, Ltd., a Delaware statutory trust (the “Company”), and Pershing Square Capital Management, L.P., a Delaware limited partnership (the “Manager” and, together with the Company, the “Parties”). Capitalized terms used in the preamble and recitals of this Agreement and not otherwise defined therein are defined in Section 1.
R E C I T A L S:
WHEREAS, the Company wishes to appoint the Manager, a registered investment adviser under the Advisers Act, to perform various investment management and advisory services for the Company, a closed-end management investment company registered under the 1940 Act;
WHEREAS, the Manager has agreed to furnish investment management and advisory services to the Company upon the terms and conditions herein set forth; and
WHEREAS, this Agreement has been approved in accordance with the provisions of the 1940 Act.
NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
Section 1. Definitions.
Unless otherwise expressly provided in this Agreement, the following terms used in this Agreement shall have the following meanings:

“1940 Act”	means the Investment Company Act of 1940, as amended, including the rules and regulations promulgated thereunder.
“Administrator”
means any firm or firms as the Board may, in its discretion, select for the purpose of maintaining the Company’s books and records and performing administrative services (which may include back-office and mid-office services) on behalf of the Company, including tax and accounting functions.

“Advisers Act”	means the Investment Advisers Act of 1940, as amended, including the rules and regulations promulgated thereunder.
“Affiliate”	means, with respect to any specified Person:
(a) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person;
(b) any Person that serves as a director or officer (or in any similar capacity) of such specified Person; and
(c) any Person with respect to which such specified Person serves as a general partner or trustee (or in any similar capacity).

For purposes of this definition, “control” (including “controlled by” and “under common control with”) means the direct or indirect possession of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement”	shall have the meaning set forth in the preamble hereof.
“Board”	means the Board of Trustees of the Company.

“Business Day”	means any weekday on which banks in New York, New York are open for normal banking business.
“By-Laws”	means the By-Laws of the Company, as amended, supplemented or amended and restated from time to time.
“CFTC”	means the U.S. Commodity Futures Trading Commission or any successor agency.
“Code of Ethics”	shall have the meaning set forth in Section 7(b) hereof.
“Company”	shall have the meaning set forth in the preamble hereof.
“Company Documents”	means the Declaration and the By-Laws.
“Declaration”	means the Amended and Restated Agreement and Declaration of Trust of the Company, as amended, supplemented or amended and restated from time to time.
“Disabling Conduct”	shall have the meaning set forth in Section 11 hereof.
“Disinterested Non-Party Trustees”	shall have the meaning set forth in Section 12(c) hereof.
“Exchange Act”	means the Securities Exchange Act of 1934, as amended.
“GAAP”	means U.S. generally accepted accounting principles.
“Indemnified Losses”	shall have the meaning set forth in Section 12(a).
“Indemnified Party”
means each of the Pershing Square Advisers, and the principals, partners, officers, employees, advisors and legal representatives (e.g., executors, guardians and trustees) of any of them, including Persons formerly serving in such capacities.

“Licensed Name”	shall have the meaning set forth in Section 14 hereof.
“Management Fee”	shall have the meaning set forth in Section 8(a) hereof.
“Manager”	shall have the meaning set forth in the preamble hereof.
“NAV”	means the net asset value as determined by the Company or any of its agents, including the Manager and/or the Administrator, as the case may be.
“Other Accounts”
means other accounts (including investment companies or companies that would be investment companies but for an exception under Section 3(c) of the 1940 Act) to which any Pershing Square Adviser provides investment services from time to time.

“Parties”	shall have the meaning set forth in the preamble hereof.
“Pershing Square Advisers”	means, collectively, the Manager and its Affiliates.
“Person”
means a natural person, partnership, limited liability company, corporation, unincorporated association, joint venture, trust, estate or any other entity or any governmental agency or political subdivision thereof.

“Proceedings”
means claims, demands, actions, suits or proceedings (civil, criminal, administrative or investigative, which includes formal and informal inquiries and “sweep” examinations in connection with the Company’s investment activity), actual or threatened.

“SEC”	means the U.S. Securities and Exchange Commission.

“Security” and “Securities”
means interests commonly referred to as securities, other financial instruments of U.S. and non-U.S. entities and other assets, including capital stock; shares of beneficial interest; partnership interests and similar financial instruments; bonds, notes and debentures (whether subordinated, convertible or otherwise); currencies; commodities; physical and intangible assets; interest rate, currency, commodity, equity and other derivative products, including (i) futures contracts (and options thereon) relating to stock indices, currencies, U.S. Government securities and securities of non-U.S. governments, other financial instruments and all other commodities, (ii) swaps, options, swaptions, warrants, caps, collars, floors and forward rate agreements, (iii) spot and forward currency transactions and (iv) agreements relating to or securing such transactions; mortgage-backed obligations issued or collateralized by U.S. Federal agencies (including fixed-rate pass-throughs, adjustable rate mortgages, collateralized mortgage obligations, stripped mortgage-backed securities and REMICs); repurchase and reverse repurchase agreements; loans; structured finance instruments; accounts and notes receivable and payable held by trade or other creditors; trade acceptances; contract and other claims; executory contracts; participations; mutual funds, exchange traded funds and similar financial instruments; money market funds; obligations of the United States or any non-U.S. government, or any country, state, governmental agency or political subdivision thereof; commercial paper; certificates of deposit; bankers’ acceptances; choses in action; trust receipts; and any other obligations and instruments or evidences of indebtedness of whatever kind or nature that exist now or are hereafter created; in each case, of any Person, whether or not publicly traded or readily marketable.

“Shareholders”	means the shareholders of the Company.
“Trustees”	means the members of the Company’s Board of Trustees.

Section 2. Interpretation and Construction.
(a) In this Agreement:
(i) common nouns and pronouns and any variation thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person, Persons or other reference in the context requires;
(ii) where specific language is used to clarify by example a general statement contained in this Agreement, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates;
(iii) “any” shall mean “one or more”;
(iv) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; and
(v) all references to “funds”, “dollars” or “payments” shall mean United States dollars.
(b) The language used in this Agreement has been chosen by the Parties to express their mutual intent, and no rule of construction or interpretation requiring this Agreement to be construed or interpreted against any Party shall apply.
(c) Unless otherwise specified in this Agreement, all accounting terms used in this Agreement shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

Section 3. Appointment of the Manager. Under the terms of this Agreement and subject to the overall supervision of the Board, the Manager shall manage the day-to-day operations of, and provide investment advisory and management services to, the Company. The Manager undertakes to give the Company the benefit of its best judgment and efforts in rendering its services.
Section 4. Authority and Responsibility of the Manager.
(a) In connection with its obligations hereunder, subject to the overall supervision of the Board, the Manager shall have the authority for and in the name of the Company, subject to Sections 5 and 7 hereof, to perform any acts as the Manager deems necessary or appropriate in order to act as investment adviser to the Company, including to:
(i) provide research and analysis and direct the formulation of investment strategies for the Company;
(ii) acquire a long position or establish a short position with respect to any Security and make purchases or sales increasing, decreasing or liquidating such position or changing from a long position to a short position or from a short position to a long position, without any limitation as to the frequency of the fluctuation in such positions or as to the frequency of the changes in the nature of such positions;
(iii) purchase Securities and hold them for investment;
(iv) enter into contracts for or in connection with investments in Securities;
(v) possess, transfer, mortgage, pledge or otherwise deal in, and exercise all rights, powers, privileges and other incidents of ownership or possession with respect to, Securities and other property and funds held or owned by the Company;
(vi) lend, either with or without security, any Securities, funds or other properties of the Company and, from time to time, without limit as to the amount, borrow or raise funds and secure the payment of obligations of the Company by mortgage upon, or pledge or hypothecation of, or guarantee of, all or any part of the property of the Company;
(vii) open, maintain and close accounts, including margin and custodial accounts, with brokers and dealers, which power shall include the authority to issue all instructions and authorizations to brokers and dealers regarding the Securities and/or money therein;
(viii) pay, or authorize the payment and reimbursement of, brokerage commissions that may be in excess of the lowest rates available that are paid to brokers who execute transactions for the account of the Company and who (A) supply, or pay for (or rebate a portion of the Company’s brokerage commissions to the Company for payment of) the cost of, brokerage, research or execution services utilized by the Company and/or (B) pay for (or rebate a portion of the Company’s brokerage commissions for the payment of) obligations of the Company (as provided in Section 10) or the Company’s share of such obligations; provided that the selection of a broker shall be made on the basis of seeking best execution and other relevant considerations, including: confidentiality; price quotes; the size of the transaction and ability to find liquidity; the broker-dealer’s promptness of execution; the nature of the market for the financial instrument; the timing of the transaction; the difficulty of execution; the broker-dealer’s expertise in the specific financial instrument or sector in which the Company seeks to trade; the extent to which the broker-dealer makes a market in the financial instrument involved or has access to such markets; the broker-dealer’s skill in positioning the financial instruments involved; the broker-dealer’s financial stability; the broker-dealer’s reputation for diligence, fairness and integrity; the quality of service rendered by the broker-dealer in other transactions for the Manager; the quality and usefulness of brokerage and research services and investment ideas presented by the broker-dealer or third parties through the broker-dealer; the broker-dealer’s willingness to correct errors; the broker-dealer’s ability to accommodate any special execution or order handling requirements that may surround the particular transaction; and other factors deemed appropriate by the Manager. The Manager may, but need not, solicit competitive bids and does not have an obligation to execute trades solely based on the lowest available commission cost or spread;
(ix) open, maintain and close accounts, including custodial accounts, with banks and wire funds, draw checks, or make other orders for the payment of monies;

(x) enter into trades in Securities through a market-maker (“interpositioning”) and engage in “step-out” transactions in which the Company pays commissions in respect of a transaction to one broker, whereas the transaction is executed by a different broker;
(xi) allocate investment opportunities among the Company and the Other Accounts in a manner that the Manager believes is fair and reasonable;
(xii) provide the Administrator or other service providers to the Company, with such information and instructions as may be necessary to enable such service providers to perform their duties in accordance with the applicable agreements;
(xiii) engage attorneys, independent accountants, other service providers and such other Persons as the Manager may deem necessary or advisable;
(xiv) authorize any partner, member, employee or other agent of the Pershing Square Advisers or other agent of the Company to act for and on behalf of the Company in all matters incidental to the foregoing;
(xv) in any wind down of the Company’s operations, manage, on behalf of the Company, the realization of the Company’s assets and the distribution thereof to the Shareholders
(xvi) on behalf of the Company, conduct relations with administrators, custodians, depositories, transfer agents, pricing agents, investor support service providers, investor relations providers, dividend disbursing agents, other shareholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable; and
(xvii) do any and all acts on behalf of the Company as the Manager may deem necessary or advisable in connection with the maintenance and administration of the Company, and exercise all rights of the Company, with respect to its interest in any Person, including the voting of Securities, participation in arrangements with creditors of the Company, the institution and settlement or compromise of Proceedings and other like or similar matters.
(b) For so long as this Agreement remains in effect:
(i) the Manager shall have sole authority to make investment decisions for and to determine how to vote any Securities held by the Company;
(ii) the Manager shall have sole responsibility with respect to all matters that, pursuant to the U.S. Commodity Exchange Act and the regulations and interpretations of the CFTC or the staff thereof, as they may be amended or supplemented from time to time, must be performed by a registered “commodity pool operator,” including, without limitation, retaining and terminating the Company’s commodity trading advisor(s) and its futures commission merchant(s), and the Manager agrees to register as a commodity pool operator with the CFTC as such registration may be required with respect to the Company; and
(iii) the Company agrees that it shall not declare or pay any cash or in-kind distributions to the Shareholders, including, without limitation, by way of (interim) dividend or share repurchases, without prior consultation with the Manager; and no distributions to the Shareholders shall be paid in excess of the amounts permitted under applicable law or approved by the Board.
Section 5. Control and Periodic Reports. The activities engaged in by the Manager on behalf of the Company shall be subject to the control of the Board. The Manager shall submit such periodic reports to the Board regarding the Manager’s activities hereunder as the Board may reasonably request.
Section 6. Status of the Manager. The Manager shall, for all purposes hereof, be an independent contractor and not an employee of the Company, and nothing in this Agreement shall be construed as making the Company a partner or co-venturer with any of the Pershing Square Advisers or any other Person.
Section 7. Compliance.
(a) All investments of the Company and other activities undertaken by the Manager on behalf of the Company shall at all times conform to, and be in accordance with, the requirements imposed by:
(i) any provisions of applicable law, including the 1940 Act and the Advisers Act and the rules and regulations of the SEC thereunder;

(ii) the Company Documents; and
(iii) any policies adopted by the Board;
provided, however, that in the case of clauses (ii) and (iii) above the Manager shall not be bound by any update of or modification or amendment to the Company Documents or policies of the Board adopted after the date hereof to the extent such update, modification or amendment affects the activities of the Manager hereunder, unless and until the Manager has been informed by the Board.
(b) The Manager will maintain a written code of ethics (the “Code of Ethics”) that complies with the requirements of Rule 17j-1 under the 1940 Act, a copy of which will be provided to the Company, and will institute procedures reasonably necessary to prevent Access Persons (as defined in Rule 17j-1 under the 1940 Act) from violating its Code of Ethics. The Manager will follow such Code of Ethics in performing its services under this Agreement.
(c) The Manager will maintain compliance policies and procedures adopted pursuant to Rule 206(4)-7 under the Advisers Act that will satisfy the requirements of Rule 38a-1 under the 1940 Act, a copy of which will be provided to the Company, and follow such compliance policies and procedures in performing its services under this Agreement.
(d) The Manager will cooperate with the chief compliance officer of the Company in connection with the implementation and operation of the Company’s compliance policies and procedures adopted pursuant to Rule 38a-1 under the 1940 Act, and will prepare necessary reports and provide the Company’s chief compliance officer with access to information reasonably necessary for the Company to comply with Rule 38a-1.
Section 8. Compensation of the Manager. The Company agrees to pay the Manager and the Manager agrees to accept as full compensation for all services rendered by the Manager as such, a quarterly fee (the “Management Fee”) each fiscal quarter equal to 0.50% (2.0% per annum) of the NAV of the Company on the last day of the previous fiscal quarter. The Management Fee shall be calculated and paid in advance on the first Business Day of each fiscal quarter. For any period of less than a fiscal quarter during which this Agreement is in effect and the Management Fee is payable to the Manager, the Management Fee shall be prorated for such period based on the proportion such period bears to an assumed fiscal quarter of 91 days.
Section 9. Expenses of the Manager.
(a) During the term of this Agreement, the Manager shall pay all costs and expenses relating to the general operation of its business, including its administrative expenses, employment expenses, office expenses, rent, and all or any part of the Manager’s legal expenses that are not incurred for the benefit of the Company (or, for the avoidance of doubt, the benefit of Other Accounts). The Manager, and not the Company, shall pay the compensation of all officers and Trustees of the Company who are its “affiliated persons” as defined in the 1940 Act.
(b) All costs and expenses incurred by the Manager on behalf of the Company which are not specifically assumed by the Manager under this Section 9 shall be borne by the Company in accordance with Section 10 hereof.
Section 10. Expenses of the Company.
(a) Except as provided in Section 9, the Company will bear all other costs, fees and expenses of its operations and transactions, including those relating to:
(i) the Management Fee;
(ii) the cost of calculating NAV, including the cost of any third-party pricing or valuation services;
(iii) fees and expenses associated with investment research and due diligence, including fees and expenses relating to newswire, quotation equipment and services, market data services, third-party providers of research, publications, periodicals, subscriptions and database services, data processing and computer software expenses, due diligence, providers of specialized data and/or analysis related to companies, sectors or asset classes in which the Company has made or intends to make an investment;
(iv) accounting, auditing, entity-level taxes imposed on or with respect to the Company and tax preparation fees and expenses;

(v) professional fees and expenses (including fees and expenses of investment bankers, appraisers, public and government relations firms and other consultants and experts);
(vi) fees and expenses (including travel and lodging expenses) associated with corporate engagement campaigns (both long and short), such as fees and expenses related to event hosting and production, public presentations, production, preparation and dissemination of any letters or other communications with respect to plans and proposals regarding the management, ownership, business and capital structure of any portfolio company or prospective investment, creating and maintaining informational websites and engaging in online campaigns including via social media, public relations, public affairs and government relations, forensic and other analyses and investigations, proxy contests, solicitations and tender offers and compensation, indemnification and expenses of any nominees proposed by the Manager as directors or executives of portfolio companies and all related expenses (such as all costs incurred in connection with identifying and recruiting directors to serve on the board of a portfolio company, proxy solicitors, public relations and other relevant documents, the negotiation of side letters and other related costs);
(vii) fees and expenses (including travel and lodging expenses) relating to unaffiliated advisers, consultants and finders and/or introducers relating to investments and/or prospective investments;
(viii) website development and maintenance, media, marketing printing and postage expenses;
(ix) brokerage fees and commissions;
(x) fees and expenses relating to short sales (including dividend and stock borrowing expenses);
(xi) clearing and settlement charges, custodial fees, bank service fees, margin and other interest expense and transaction fees, filing and registration fees (e.g., “blue sky” and corporate filing fees and expenses), insurance expenses, initial offering and organizational expenses and payments for custody of the Company’s assets and for the performance of administrative services;
(xii) fidelity bond, Trustees and officers errors and omissions liability insurance and other insurance premiums;
(xiii) legal fees and expenses (including those expenses associated with attending, and preparing for Board meetings, as applicable, and generally serving as counsel to the Company or the independent Trustees, indemnification expenses and fees, expenses, fines, penalties, damages or settlements relating to or arising out of regulatory or similar investigations, inquiries and “sweeps” and pending, threatened and future litigation arising out of the Company’s investments);
(xiv) underwriting costs and any costs and expenses associated with or related to due diligence performed with respect to the Company’s offering of its securities, including, but not limited to, costs associated with or related to due diligence activities performed by, on behalf of, or for the benefit of broker-dealers, registered investment advisors and third-party due diligence providers;
(xv) costs incident to payment of dividends or distributions by the Company;
(xvi) costs associated with the Company’s share repurchase program, if any;
(xvii) costs associated with reporting and compliance obligations under the 1940 Act and applicable federal and state securities laws, including compliance with the Sarbanes-Oxley Act of 2002;
(xviii) any fees, expenses and other costs related to any Proceeding arising out of or in connection with current and past investments (including Proceedings alleging violations of laws, regulations, breach of contract or tort), subject to applicable limitations on indemnification as set forth in this Agreement, the Company Documents and applicable law;
(xix) fees and expenses (including legal fees and expenses) relating to regulatory and self-regulatory organization filings and compliance pertaining to the Company’s business and activities, investments or prospective investments, including fees and expenses related to the listing of the Company’s securities on the New York Stock Exchange or any other national securities exchange and the Company’s required filings and reporting under the Exchange Act, Hart-Scott-Rodino Act, filings and other similar filings, including fees and expenses incurred as a result of failing to make such filings;

(xx) fees and expenses related to the organization of the Company, including fees and expenses related to the Company’s formation, legal fees and professional and other fees related to the recruitment of the Company’s Trustees who are not “interested persons” of the Company (as defined in Section 2(a)(19) of the 1940 Act);
(xxi) fees and expenses incurred in the formation, maintenance and liquidation of any special purpose vehicles formed to effect or facilitate the acquisition of any investment;
(xxii) wind-up and liquidation fees and expenses;
(xxiii) other fees and expenses similar in type and nature to the fees and expenses described above; and
(xxiv) other Company fees and expenses as approved by the Board from time to time.
(b) If any of the expenses listed in Section 10(a) are incurred jointly for the account of the Company and any Other Accounts, such expenses shall be allocated among the Company and such Other Accounts in proportion to the size of the investment made by each to which such expense relates, or in such other manner as the Manager considers fair and equitable.
Section 11. Exculpation. The Indemnified Parties will not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its duties and obligations under this Agreement (as the same shall be determined in accordance with the 1940 Act and any interpretations or guidance by the SEC or its staff thereunder) (“Disabling Conduct”).
Section 12. Indemnification.
(a) The Company shall indemnify and hold harmless each Indemnified Party against any costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Party (collectively, “Indemnified Losses”) arising from or in connection with, or concerning, the conduct of the Company’s business or affairs or the execution or discharge of the duties, powers, authorities or discretions of the Pershing Square Advisers hereunder, including any costs, charges, expenses, losses, damages or liabilities incurred by the Indemnified Party in defending (whether successfully or otherwise) any Proceedings arising from or in connection with, or concerning, the Company’s business or its affairs or the execution or discharge of the duties, powers, authorities or discretions of the Pershing Square Advisers hereunder.
(b) Notwithstanding any of the foregoing to the contrary, the provisions of this Section 12 shall not be construed so as to provide for the indemnification of, or advancement of expenses to, an Indemnified Party for any Disabling Conduct, but shall be construed so as to effectuate the provisions of this Section 12 to the fullest extent permitted by law.
(c) The Company may, but is not required to, make advance payments to or on behalf of any Indemnified Party in connection with the expenses of defending any Proceeding with respect to which indemnification might be sought hereunder if the Company receives a written affirmation of the Indemnified Party’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to reimburse the Company unless it is subsequently determined that such Indemnified Party is entitled to such indemnification and if the Trustees determine that the facts then known to them would not preclude indemnification. In addition, at least one of the following conditions must be met: (i) the Indemnified Party shall provide security for such undertaking, (ii) the Company shall be insured against losses arising by reason of any unlawful advance, or (iii) a majority of a quorum consisting of Trustees who are neither “interested persons” of the Company (as defined in Section 2(a)(19) of the 1940 Act) nor parties to the Proceeding (“Disinterested Non-Party Trustees”), or an independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the Indemnified Party ultimately will be found entitled to indemnification.
(d) All determinations with respect to the standards for indemnification hereunder shall be made (i) by a final decision on the merits by a court or other body before whom the proceeding was brought that such Indemnified Party is not liable or is not liable by reason of Disabling Conduct, or (ii) in the absence of such a decision, by (A) a majority vote of a quorum of the Disinterested Non-Party Trustees, or (B) if such a quorum is not obtainable or, even if obtainable, if a majority vote of such quorum so directs, independent legal counsel in a written opinion. All determinations that advance payments in connection with the expense of defending any Proceeding shall be authorized and shall be made in accordance with Section 12(c).
(e) The rights accruing to any Indemnified Party under these provisions shall not exclude any other right to which such indemnitee may be lawfully entitled.
Section 13. Activities of the Manager and Others.
(a) The Pershing Square Advisers may engage, simultaneously with their investment management activities on behalf of the Company, in other businesses, and may render services similar to those described in this Agreement for other Persons, and shall not by reason of such engaging in other businesses or rendering of services for others be deemed to be acting in conflict with the interests of the Company. The Pershing Square Advisers, in their individual capacities, may be shareholders, directors, employees, agents or officers of the Company (or of any entity in which the Company holds any Securities) but shall not be deemed by reason of such functions to have interests that are in conflict with the interests of the Company.
(b) The investment management services of the Manager under this Agreement are not, and are not deemed, exclusive and the Pershing Square Advisers shall be free to render similar services to others. Nothing in this Agreement shall limit or restrict the right of any principal, partner, officer or employee of the Manager to engage in any other business or to devote his or her time and attention in part to any other business.
Section 14. Use of Name.
(a) License Grant. The Manager hereby grants to the Company, and the Company hereby accepts from the Manager, a fully paid-up, royalty-free, non-exclusive, non-transferable worldwide license to use “Pershing Square” (the “Licensed Name”) during the term of this Agreement, solely (i) in connection with the conduct of the Company’s business and (ii) as part of the trademark, corporate name or trade name “Pershing Square USA, Ltd.” The Company shall have no right to use the Licensed Name standing alone or to use any modification, stylization or derivative of the Licensed Name without prior written consent of the Manager in its sole discretion. All rights not expressly granted to the Company pursuant to this Section 14 shall remain the exclusive property of the Licensed Name owner. Nothing in this Section 14 shall preclude the Manager, its Affiliates, or any of its respective successors or assigns from using or permitting other entities to use the Licensed Name whether or not such entity directly or indirectly competes or conflicts with the Company’s business in any manner.
(b) Ownership. The Company acknowledges and agrees that, as between the parties, the Manager is the sole owner of all right, title, and interest in and to the Licensed Name. The Company agrees not to do anything inconsistent with such ownership, including directly or indirectly challenging, contesting or otherwise disputing the validity or enforceability of, or the Manager’s ownership of or right, title or interest in the Licensed Name (and the associated goodwill), including without limitation, arising out of or relating to any third-party claim, allegation, action, demand, proceeding or suit regarding enforcement of this Section 14 of the Agreement or involving any third party. The parties intend that any and all goodwill in the Licensed Name arising from the Company’s or any applicable sublicensee’s use of the Licensed Name shall inure solely to benefit the Manager. Notwithstanding the foregoing, in the event that the Company is deemed to own any rights to the Licensed Name, the Company hereby irrevocably assigns (or shall cause such sublicensee to assign), without further consideration, such rights to the Manager together with all goodwill associated therewith.
(c) Sublicensing. The Company shall not sublicense its rights under this Agreement except to a current or future majority-owned subsidiary of the Company, and then only with the prior written consent of the Manager, provided that (a) no such subsidiary shall use the Licensed Name as part of a name other than the Company name without the prior written consent of the Manager in its sole discretion and (b) any such sublicense shall terminate automatically, with no need for written notice, if (x) such entity ceases to be a majority-owned subsidiary, (y) this Agreement terminates for any reason or (z) the Manager gives notice of such termination. The Company shall be responsible for any such sublicensee’s compliance with the provisions of this Agreement, and any breach by a sublicensee of any such provision shall constitute a breach of this Agreement by the Company. Neither the Company nor any of its current or future subsidiaries shall use a new trademark, corporate name, trade name or logo that contains the Licensed Name without the prior written consent of the Manager in its sole discretion, and any resulting license shall be governed by a new agreement between the applicable parties and/or an amendment to this Agreement.

(d) Compliance. In order to preserve the inherent value of the Licensed Name, the Company agrees to use reasonable efforts to ensure that it maintains the quality of the Company’s business and the operation thereof equal to the standards prevailing in the operation of the Manager’s and the Company’s business as of the date of this Agreement. The Company further agrees to use the Licensed Name in accordance with such quality standards as may be reasonably established by the Manager and communicated to the Company from time to time in writing, or as may be agreed to by the Manager and the Company from time to time in writing. The Company shall notify the Manager promptly after it becomes aware of any actual or threatened infringement, imitation, dilution, misappropriation or other unauthorized use or conduct in derogation of the Licensed Name. The Manager and its Affiliates shall have the sole right to bring any action to remedy the foregoing, and the Company shall cooperate with the Manager in same, at the Manager’s expense.
(e) Upon Termination. Upon expiration or termination of this Agreement, all rights and license granted to the Company under this Section 14 with respect to the Licensed Name shall cease, and the Company shall immediately discontinue use of the Licensed Name.
Section 15. Limitations on Reference to Manager. The Company shall not distribute or circulate any sales literature, promotional or other material which contains any reference to the Manager without the prior approval of the Manager, and shall submit in draft form all such materials requiring approval of the Manager, allowing sufficient time for review by the Manager and its counsel prior to any deadline for printing or publication. If the Manager ceases to furnish services to the Company, the Company at its expense:
(a) as promptly as practicable, shall take all necessary action to cause the Company Documents to be amended to accomplish a change of name (or change of derivative such as the ticker or trading symbol) to eliminate any reference to the Manager; and
(b) within 60 days after the date as of which the Manager ceases to furnish services to the Company, shall cease to use in any other manner, including use in any sales literature or promotional material, the name of the Manager, except as otherwise required by applicable law, regulations or rules of a self-regulatory organization, including a stock exchange, or for purposes of regulatory filings or reporting as required by applicable law, regulations or rules of a self-regulatory organization, including a stock exchange.
Section 16. Term.
(a) This Agreement shall become effective as of the date hereof and remain in effect and, unless sooner terminated with respect to the Company as provided herein, shall continue in effect for a period of two years. Thereafter, if not terminated, this Agreement shall continue in effect with respect to the Company for successive periods of 12 months, provided such continuance is specifically approved at least annually by both:
(i) the vote of a majority of the Board or the vote of a majority of the outstanding voting securities of the Company; and
(ii) the vote of a majority of the Trustees who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval.
(b) Notwithstanding the foregoing, this Agreement may be terminated (i) by the Company at any time, without the payment of any penalty, upon giving the Manager 60 days’ written notice (which notice may be waived by the Manager), provided that such termination by the Company shall be directed or approved by the vote of a majority of the Board or by the vote of a majority of the outstanding voting securities of the Company, or (ii) by the Manager on 60 days’ written notice to the Company (which notice may be waived by the Company).
(c) Notwithstanding anything to the contrary contained herein, this Agreement will immediately terminate in the event of its assignment (as defined in the 1940 Act).
(d) This Agreement may be terminated by either Party (i) in case of dissolution or liquidation of the other Party, (ii) if a receiver or provisional liquidator or administrator or similar officer is appointed over any of the assets of the other Party or (iii) if the other Party commits a material breach of its obligations under this Agreement and such breach remains uncured for more than 30 calendar days after notice thereof is delivered to the Party in breach by the non-breaching Party in accordance with this Agreement, at any time by the non-breaching Party.
(e) As used in this Section 16, the terms “majority of the outstanding voting securities,” “interested person” and “assignment” shall have the same meanings of such terms in the 1940 Act.

Section 17. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York for contracts to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provisions of the 1940 Act.
Section 18. Severability. If any provision of this Agreement is invalid or unenforceable under any applicable law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such applicable law. Any provision hereof which may be held invalid or unenforceable under any applicable law shall not affect the validity or enforceability of any other provisions hereof, and to this extent the provisions hereof shall be severable.
Section 19. Forum. To the fullest extent permitted by law, in the event of any Proceeding arising out of the terms and conditions of this Agreement, the parties hereto irrevocably (i) consent and submit to the exclusive jurisdiction of the Supreme Court, State of New York, New York County and of the U.S. District Court for the Southern District of New York, (ii) waive any defense based on doctrines of venue or forum non conveniens, or similar rules or doctrines, and (iii) agree that all claims in respect of such a Proceeding must be heard and determined exclusively in the Supreme Court, State of New York, New York County or the U.S. District Court for the Southern District of New York and any appellate court thereof. Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.
Section 20. Notices.
(a) Each notice relating to this Agreement shall be in writing and delivered in person, by registered or certified mail, by FedEx or similar overnight courier service, by electronic mail (e-mail) or by facsimile, to the intended recipient as follows:
If to the Company:
Pershing Square USA, Ltd.
  787 Eleventh Avenue, 9th Floor
  New York, New York 10019
  E-mail: legal@persq.com
If to the Manager:
Pershing Square Capital Management, L.P.
  787 Eleventh Avenue, 9th Floor
  New York, New York 10019
  Attn: Chief Legal Officer
  E-mail: legal@persq.com
With an additional copy to:
Sullivan & Cromwell LLP
  125 Broad Street
  New York, New York 10004-2498
  Attn: William Farrar
  E-mail: farrarw@sullcrom.com
(b) Any party hereto may designate a new address by notice to that effect given to the other party. Unless otherwise specifically provided in this Agreement, a notice shall be deemed to have been effectively given when delivered personally, if delivered on a Business Day; the next Business Day after personal delivery if delivered personally on a day that is not a Business Day; four Business Days after being deposited in the mail, postage prepaid, return receipt requested, if mailed; on the next Business Day after being deposited for next day delivery with Federal Express, DHL or similar overnight courier; when sent, if e-mailed on a Business Day; the next Business Day following the day on which the e-mail is sent if e-mailed on a day that is not a Business Day; when receipt is acknowledged.
Section 21. Entire Agreement. This Agreement contains all of the terms agreed upon or made by the Parties relating to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, negotiations, correspondence, undertakings, communications and public or private disclosures of the Parties, oral or written, respecting such subject matter.

Section 22. Amendments and Waivers. No provision of this Agreement may be amended, modified, waived or discharged except as agreed to in writing by the Parties. The failure of a Party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
Section 23. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company, the Manager, each Indemnified Party and their respective successors and permitted assigns. Any Person that is not a signatory to this Agreement but is nevertheless conferred any rights or benefits hereunder (e.g., Indemnified Parties other than the Manager) shall be entitled to such rights and benefits as if such Person were a signatory hereto, and the rights and benefits of such Person hereunder may not be impaired without such Person’s express written consent. Other than expressly provided for in Section 12 of this Agreement, this Agreement does not and is not intended to confer any rights or remedies upon any person other than the parties to this Agreement; there are no third-party beneficiaries of this Agreement, including but not limited to the shareholders of the Company.
Section 24. Headings. The headings of the Sections of this Agreement are for convenience of reference only, and are not to be considered in construing the terms and provisions of this Agreement. References to “Section” in this Agreement shall be deemed to refer to the indicated Section of this Agreement, unless the context clearly indicates otherwise.
Section 25. Counterparts. This Agreement may be executed through the use of separate signature pages or in any number of counterparts, all of which taken together shall constitute one and the same instrument. Each Party understands and agrees that any portable document format (PDF) file, facsimile or other reproduction of its signature on any counterpart shall be equal to and enforceable as its original signature and that any such reproduction shall be a counterpart hereof that is fully enforceable in any court or arbitral panel of competent jurisdiction.
Section 26. Survival. The provisions of Sections 1 and 2, Section 8 (only to the extent that the Management Fee is earned by the Manager upon or prior to termination of this Agreement), Sections 9 to 15 and Sections 17 to 27 shall survive the termination of this Agreement.
Section 27. Waiver of Jury Trial. EACH PARTY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW IN ANY PROCEEDING ARISING OUT OF THE TERMS AND CONDITIONS OF THIS AGREEMENT. THIS WAIVER APPLIES TO ANY PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EACH PARTY ACKNOWLEDGES THAT IT HAS RECEIVED THE ADVICE OF COMPETENT COUNSEL.
[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first set forth above.

PERSHING SQUARE USA, LTD.
By:	/s/ Michael Gonnella
Name: Michael Gonnella Title: Chief Financial Officer
By:	/s/ Halit Coussin
Name: Halit Coussin Title: Chief Compliance Officer

PERSHING SQUARE CAPITAL MANAGEMENT, L.P.

By: PS Management GP, LLC, its general partner
By:	/s/ William A. Ackman
Name: William A. Ackman Title: Authorized Signatory